Exhibit 99.1

News Release

Analysts and Media Contact:

Daniel M. Meziere (972) 855-3729

Atmos Energy Corporation Promotes

John McDill to Senior Vice President of Utility Operations

DALLAS (July 2, 2021) - Atmos Energy Corporation (NYSE: ATO) today announced that John McDill has been promoted to senior vice president of utility operations effective October 1, 2021. In his new role, McDill will be responsible for the operations of Atmos Energy’s six utility divisions in eight states, as well as gas supply.

“John has broad experience in safety, engineering, and operations and currently serves as VP of Pipeline Safety. He will lead our utility divisions and gas supply team with the same passion and focus on safety and reliability that today supports our vision of being the safest provider of natural gas services,” said Kevin Akers, President and CEO of Atmos Energy Corporation.

McDill has been with Atmos Energy for 34 years, working first as an engineer and then in operations. He served as Vice President of Operations for Atmos Energy’s Mississippi Division for 10 years before assuming his current role as corporate VP Pipeline Safety in 2012. McDill earned a Bachelor of Science degree in petroleum engineering from Mississippi State University.

McDill will succeed David Park who announced his intention to step down from his position effective October 1, 2021, to pursue graduate work and ministry full-time. “David has dedicated more than 27 years to Atmos Energy. Our senior leadership team and all 4,700 employees are indebted to his passion for our vision and the communities that we serve. We are grateful for his service and now offer our full support and friendship as he leaves the Company to answer this important call to serve,” said Akers.

We will name McDill’s successor at a later date.

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.